Exhibit 10.17

FORM OF

INTREPID POTASH, INC.

2008 SENIOR MANAGEMENT PERFORMANCE INCENTIVE PLAN

(Adopted April __, 2008)

1.	PLAN OVERVIEW.

This Intrepid Potash, Inc. 2008 Senior Management Performance Incentive Plan is an annual bonus plan that is intended (i) to enable Intrepid Potash, Inc. to attract, retain, motivate and reward senior executive officers by providing them with the opportunity to earn competitive annual bonus compensation for the 2008 calendar year, and (ii) to qualify as a compensation plan or arrangement in effect prior to the time of Intrepid Potash, Inc.’s initial public offering, such that bonuses paid hereunder will be exempt from the deduction limitations under Section 162(m) of the Internal Revenue Code of 1986, as amended, pursuant to Treas. Reg. Section 1.162-27(f). The plan will be administered and construed in all events in accordance with the foregoing intentions. Executive officers and other key employees not covered under the terms of this Plan may be eligible to participate in the Company’s general annual performance incentive plan (which has not been reduced to writing) pursuant to which they may receive annual bonuses awarded in a similar manner as described herein.

2.	DEFINITIONS.

The following words as used in this Plan have the meanings ascribed to them below:

(a) Base Salary shall mean the annual rate of a Participant’s base salary in effect as of the last day of the Plan Year or, in the event of death, Disability, or Change of Control, in effect immediately prior to such event.

(b) Board means the Board of Directors of the Company.

(c) Change of Control means and shall be deemed to have occurred upon the occurrence of:

(i) the acquisition by any individual, entity, or group (within the meaning of Sections 13(d)(3) or 14(d)(2) of the Exchange Act (a “Person”) of “beneficial ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors, other than any acquisition (1) directly from, or by, the Company, (2) by a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries, or (3) by Robert P. Jornayvaz III, Hugh E. Harvey Jr. or J. Landis Martin (collectively the “Principals”), or by any “group” (within the meaning of Section 13(d)(3) of the Exchange Act) that is controlled by one or more of the Principals;

(ii) the individual directors of the Board as of the Effective Date (the “Incumbent Directors”) cease to constitute at least two-thirds of the Board; provided, however, that for purposes of this paragraph, any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the Incumbent Directors shall be considered an Incumbent Director;

(iii) consummation, in one transaction or a series or related transactions, of a reorganization, merger, or consolidation of the Company or sale or other disposition, direct or indirect, of all or substantially all of the assets of the Company (a “Business

Intrepid Potash, Inc. 2008 Senior Management Performance Incentive Plan

Combination”), in each case, unless, following such Business Combination, the Persons who were the “beneficial owners” of outstanding voting securities of the Company immediately prior to such Business Combination “beneficially own,” by reason of such ownership of the Company’s voting securities immediately before the Business Combination, more than 50% of the combined voting power of the company resulting from such Business Combination (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the outstanding voting securities of the Company immediately prior to such Business Combination; or

(iv) approval by those Persons holding the voting securities of the Company of a complete liquidation or dissolution of the Company.

A Person will not be deemed to be a member of a “group” for purposes of this definition solely by virtue of becoming party to an agreement with one or more Principals that requires such Person to vote the voting stock of the Company in a manner specified by the Principals.

(d) Committee means the Compensation Committee of the Board.

(e) Company means Intrepid Potash, Inc., a Delaware corporation.

(f) Disability means that the Participant is (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident or health plan covering employees of the Participant’s employer; or (iii) determined to be totally disabled by the Social Security Administration.

(g) Participant means an individual identified by name in, or by the Committee in accordance with, Section 4 hereof.

(h) Plan means this Intrepid Potash, Inc. 2008 Senior Management Performance Incentive Plan, as set forth herein.

(i) Plan Year means the 2008 calendar year.

(j) Stock shall mean the $.001 par value common stock of the Company.

(k) Target Bonus Amount means the amount of a Participant’s 2008 target bonus, expressed as a percentage of that Participant’s Base Salary.

3.	ADMINISTRATION.

The Committee will administer and interpret this Plan. The Committee shall have full authority, subject to the terms of the Plan, to determine eligibility to participate in the Plan for all

Intrepid Potash, Inc. 2008 Senior Management Performance Incentive Plan

executives hired after the adoption of this Plan and the target bonus percentages for all such Participants, to determine the individual and Company performance criteria that shall be used in determining a Participant’s bonus under the Plan (which criteria need not be the same for all Participants), to determine whether such criteria have been achieved, to determine the amount, if any, of each Participant’s annual bonus, and to set any other terms and conditions associated with the payment of annual bonuses under the Plan as it deems necessary or desirable.

The Committee shall also have the authority to establish such rules and regulations, not inconsistent with the provisions of the Plan, as it deems necessary or desirable for the proper administration of the Plan, and shall make such determinations and interpretations under and in connection with the Plan as it deems necessary or desirable. The Plan, and all such rules, regulations, determinations, and interpretations, shall be binding and conclusive upon the Company, its stockholders, and all Participants, and upon their legal representatives, heirs, beneficiaries, successors and assigns and upon all other person claiming under or through any of them.

4.	ELIGIBILITY

The following individuals shall be the initial Participants in the Plan:

Robert P. Jornayvaz III, Chief Executive Officer

Hugh E. Harvey, Jr., Executive Vice President of Technology

Patrick L. Avery, President and Chief Operating Officer

David W. Honeyfield, Executive Vice President, Chief Financial Officer and Treasurer

James N. Whyte, Executive Vice President of Human Resources and Risk Management

R.L. Moore, Senior Vice President of Sales and Marketing

The Committee shall have discretion to designate any executive officer hired after the adoption of this Plan as an additional participant in the Plan. Such designation shall be in writing and shall occur within thirty (30) days of the individual’s date of hire.

5.	2008 TARGET BONUS AMOUNTS.

Target Bonus Amounts for the initial participants for 2008 shall be as follows:

Robert P. Jornayvaz III	150% of Base Salary
Huge E. Harvey, Jr.	150% of Base Salary
Partrick L. Avery	50% of Base Salary
David W. Honeyfield	50% of Base Salary
James N. Whyte	40% of Base Salary
R.L. Moore	50% of Base Salary

Upon designating any additional executive officer for participation in the Plan, the Committee shall also designate, in writing, such individual’s Target Bonus Amount for the Plan Year, which Target Bonus Amount shall be determined by the Committee in its sole and absolute discretion.

Intrepid Potash, Inc. 2008 Senior Management Performance Incentive Plan

6.	DETERMINATION OF 2008 BONUSES

Following the conclusion of the Plan Year, the Committee shall determine actual 2008 bonus amounts to be payable to each Participant, which amounts may be less than, equal to, or greater than the Target Bonus Amount established for each Participant. In determining the actual amount of a Participant’s bonus, the Committee shall consider (i) the extent to which the Participant has met the goals established for the Participant in the Participant’s most recent annual review, if performed, (ii) the extent to which the Participant has otherwise met individual performance expectations, as determined by the Committee, (iii) the Company’s financial performance during the year, which performance may be measured based on the Company’s 2008 operating plan or such other financial criteria as may be determined by the Committee, (iv) any extenuating circumstances relating to individual or Company performance, and (v) any other facts and circumstances that the Committee deems relevant in determining bonus amounts for the year. It is anticipated, although not required, that the Committee will award an actual 2008 bonus in an amount equal to a Participant’s Target Bonus Amount in the event that both individual and Company performance for the year meets expectations. It is further expected, although not required, that the Committee will award bonuses that are less than the Target Bonus Amounts in the event that individual and Company performance fails to reach expected levels. Finally, it is expected, but not required, that exceptional individual or Company performance will warrant a bonus in excess of a Participant’s Target Bonus Amount. In no event, however, may an actual 2008 bonus under this Plan exceed 200% of the Participant’s Target Bonus Amount. There is no minimum bonus payable under the Plan and no Participant is guaranteed a bonus based on their participation in the Plan.

7.	PAYMENT OF 2008 BONUSES

2008 bonuses shall be paid as soon as administratively feasible after determination by the Committee of such amounts pursuant to Section 6, but in no event later than March 15, 2009. Bonuses shall be payable in cash or in Stock, as determined by the Committee in its sole discretion. A Participant must be employed on the date of payment in order to receive a 2008 bonus pursuant to this Section 7.

8.	DEATH, DISABILITY, CHANGE OF CONTROL.

Notwithstanding Section 7 hereof, in the event of a Participant’s death or Disability, or upon a Change in Control, in all events prior to payment of the 2008 bonus, the Committee may, but need not, award to the Participant or to the Participant’s guardian or beneficiaries a full or partial 2008 bonus under this Section 8. In determining the amount of such bonus, if any, the Committee shall apply the same methodology and criteria as are described in Section 6, above. All bonuses payable under this Section 8 shall be paid in cash or in Stock, as determined by the Committee in its discretion, no later than March 15, 2009.

9.	GENERAL PROVISIONS.

(a) Termination; Amendment. The Board may at any time amend or terminate this Plan. This Plan shall terminate automatically upon payment of all 2008 bonuses, if any, due under the Plan.

Intrepid Potash, Inc. 2008 Senior Management Performance Incentive Plan

(b) No Employment or Bonus Rights. Nothing in this Plan will be construed as conferring upon any Participant any right to continue in the employment of the Company or any of its subsidiaries or to receive a bonus under this Plan.

(c) Nonalienation of Benefits. No Participant or beneficiary will have the power or right to alienate, transfer, anticipate, sell, assign, pledge, attach, or otherwise encumber the Participant’s interest under this Plan.

(d) Withholding. Any amount payable to a Participant or a beneficiary under this Plan will be subject to any applicable Federal, state and local income and employment taxes and any other amounts that the Company or a subsidiary is required by law to deduct and withhold from such amount.

(e) Plan Unfunded. The entire cost of this Plan shall be paid from the general assets of the Company. The rights of any Participant or beneficiary to receive a bonus or payment under this Plan shall be only those of a general unsecured creditor, and neither the Company nor the Board or the Committee shall be responsible for the adequacy of the general assets of the Company to meet and discharge Plan liabilities.

(f) Severability. If any provision of this Plan is held unenforceable, the remainder of this Plan will continue in full force and effect without regard to such unenforceable provision and will be applied as though the unenforceable provision were not contained in this Plan.

(g) Governing Law. This Plan will be construed in accordance with and governed by the laws of the State of Colorado, without reference to the principles of conflict of laws.

(h) Headings. Headings are inserted in this Plan for convenience of reference only and are to be ignored in any construction of the provisions of this Plan.

(i) 409A. This Plan and all bonuses payable hereunder are intended to comply with the requirements imposed by Section 409A of the Code, and this Plan shall be interpreted accordingly.

To record adoption of the Plan by the Board on April __, 2008, the Company has caused its authorized officer to execute the Plan.

INTREPID POTASH, INC.

By:
Robert P. Jornayvaz III
Chief Executive Officer

Date:

Intrepid Potash, Inc. 2008 Senior Management Performance Incentive Plan